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                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               SMART ONLINE, INC.

        This Amended and Restated Certificate of Incorporation of Smart Online, Inc., a Delaware corporation originally incorporated as the American Institute for Financial Research, Inc. (the "Corporation") restates, integrates and further amends the provisions of the Corporation's Certificate of Incorporation as originally filed on August 10, 1993, as amended and restated on August 10, 1999, and as heretofore amended and supplemented. This Amended and Restated Certificate of Incorporation was duly approved by the written consent of the holders of a majority of the Corporation's issued and outstanding shares of stock in accordance with Section 228 of the General Corporation Law of the State of Delaware and duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

                                    ARTICLE I

        The name of the Corporation is Smart Online, Inc.

                                   ARTICLE II

        The address of the registered office of the Corporation in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent of the Corporation is The Corporation Trust Company.

                                   ARTICLE III

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

        A. The Corporation is authorized to issue two classes of stock to be designated, respectively, Preferred Stock ("Preferred Stock") and Common Stock ("Common Stock"). The total number of shares of capital stock that the Corporation shall have authority to issue is fifty million (50,000,000). The total number of shares of Preferred Stock the Corporation shall have the authority to issue is five million (5,000,000). The total number of shares of Common Stock the Corporation shall have the authority to issue is forty-five million (45,000,000). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.

        B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board") is hereby authorized to provide for the issue of all or any of the shares of Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series such voting powers, full or limited, or no

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voting powers, and such designations, preferences, and relative, participating, optional, or other rights, and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such shares and as may be permitted by the General Corporation Law of the State of Delaware. The Board is also hereby authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                    ARTICLE V

        A. The business of the Corporation shall be managed by its Board of Directors, the election of the members of which Board need not be by written ballot.

        B. The Board of Directors is authorized to adopt, amend, or repeal Bylaws of the Corporation except as and to the extent provided in such Bylaws.

        C. To the fullest extent permitted under current law or future amendments to the law, no director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. As used herein, the term "improper personal benefit" does not include a director's reasonable compensation or other reasonable incidental benefit for or on account of his or her service as director, officer, employee, independent contractor, attorney, or consultant of the Corporation. Any repeal or modification of this section shall be prospective and shall not affect the rights under this section in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification. Further, notwithstanding the foregoing provision, in the event that the General Corporation Law of Delaware is amended or enacted to permit further limitation of the personal liability of a director, the personal liability of the Corporation's directors shall be limited or eliminated to the fullest extent permitted by applicable law. In addition, this provision shall not affect any provision permitted under the General Corporation Law of Delaware in the Certificate of Incorporation, bylaws or contract or resolution of the Corporation indemnifying or agreeing to indemnify a director against personal liability.

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                                   ARTICLE VI

        Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under
Section 291 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of the Delaware General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

        IN WITNESS WHEREOF, Smart Online, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and attested by its Secretary on this 14th day of September, 2004.

SMART ONLINE, INC.


By: /s/ D. Michael Nouri
    --------------------
       D. Michael Nouri
       President

ATTEST:

    /s/ Ronna Loprete
-------------------------------
       Ronna Loprete
       Secretary